For further information contact Rodger W. Smith 1-800-451-1294	Exhibit 99.2
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Confirms Guidance
     Updates Production Activity
     Natchez, MS (January 17, 2006) – Callon Petroleum Company (NYSE: CPE) today confirmed its fourth quarter 2005 guidance and provided an update on production activity.
Fourth Quarter 2005 Production Guidance Confirmation
     Callon expects to report production for the fourth quarter of 2005 within the previously announced guidance range of 23 to 30 million cubic feet of natural gas equivalent (MMcfe) per day.
Production Update for Major Producing Properties
     Medusa Field – The field achieved pre-hurricane rates in December 2005 and currently is producing approximately 35,000 barrels of oil (Bo) and 32 million cubic feet (MMcf) of natural gas per day. The company owns a 15% working interest.
     Habanero Field – Production commenced at the end of November 2005 with rates ramping up in December 2005 to current production of approximately 13,000 Bo and 20 MMcf per day. Callon owns an 11.25% working interest.
     Mobile Block 864/952/953/955 Area – The seven wells in the field are producing approximately 11 MMcf per day. Callon is the operator and owns a 66% working interest in the three wells at the Mobile Block 864 Unit, which is producing 4 MMcf per day, and a 100% working interest in the four other wells producing 7 MMcf per day.
     High Island Block 119 Field – The three wells in the field are producing approximately 25 MMcfe per day. Callon holds a 22% working interest.
Commencement of Initial Production from Discoveries
     During 2005, Callon completed the drilling of nine exploratory wells, with five discoveries, three dry holes and one well which did not reach its objective. At year end, two wells were being drilled and an additional three wells should begin drilling before the end of January 2006.
     East Cameron Block 90 – The #1 well reached total depth of 8,500 feet in January 2005 and encountered 42 feet of net pay at two intervals, including 34 feet in the primary objective. The well commenced initial production in December 2005 and currently is producing 5 MMcf per day. Callon operates and owns a 61.7% working interest.
     North Padre Island Block 913 – This November 2004 discovery was drilled to a total depth of 8,084 feet and had 34 feet of net pay in its primary objective and 15 feet of net pay in a secondary objective. Anticipated first production is scheduled to commence this month at a rate of approximately 15 MMcfe per day. Callon operates and owns a 50% working interest.
     West Cameron Block 295 #2 – During the third quarter of 2005, the #2 well reached a total depth of 15,775 feet and logged 150 feet of net pay in two zones. Each zone was encountered at the predicted depth and exceeded anticipated thickness. Estimated first production from the #2 well is scheduled to commence in February 2006 at anticipated rates of approximately 30 MMcf per day.
     West Cameron Block 295 #3 – A second prospect on block 295 was also tested during 2005. The #3 well was drilled to a depth of 16,286 feet in December 2005 and logged 110 feet of net (94 feet true vertical depth) pay in two zones. Production is expected to commence during May 2006 at a rate of approximately 10 MMcf per day. Callon holds a 20.5% working interest in the block.

     East Cameron Block 257 – Initially, the well was drilled in 2001 and encountered 90 feet of net pay but was temporarily abandoned due to economics. The well bore has been re-entered and is being completed. First production is scheduled to commence next month at anticipated rates of approximately 3 MMcf per day. Callon owns a 50% working interest.
     High Island Block 73 – The #1 well reached a total depth of 13,310 feet in August 2005 and was completed in its primary objective. Production is scheduled to commence during April 2006 at a rate of approximately 20 MMcf per day. The company owns a 33.7% working interest.
     High Island Block A-540 – The #1 well was spud in November 2005 and reached a total depth of 9,450 feet the following month after drilling 32 feet of net pay in the objective section. First production is scheduled to commence in July 2006 at anticipated rates of approximately 11 MMcfe per day. The company owns a 60% working interest.
     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.
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